EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Oct. 17, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ:DGICB) today reported that its board of directors declared a regular quarterly cash dividend of $.145 per share of the Company’s Class A common stock and $.1275 per share of the Company’s Class B common stock. The dividends are payable on November 15, 2019 to stockholders of record as of the close of business on November 1, 2019.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 20 Mid-Atlantic, Midwestern, New England and Southern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. Donegal Group Inc. is focused on several primary strategies, including improving its financial performance, utilizing technology to improve its operational efficiency, strategically modernizing its business in order to achieve operational excellence and enhancing its market position to compete effectively.

For Further Information:
Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com